As filed with the Securities and Exchange Commission on July 2, 2001
                                           Registration No. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    Form S-8

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                              EASTMAN KODAK COMPANY
             (exact name of Registrant as specified in its charter)


               NEW JERSEY                                   16-0417150
      (State or other jurisdiction                       (I.R.S. Employer
    of incorporation or organization)                   Identification No.)


            343 State Street,
           Rochester, New York                                 14650
(Address of Principal Executive Offices)                    (Zip Code)


                      OFOTO, INC. 1999 STOCK INCENTIVE PLAN
                            (Full title of the Plan)


                                  Joyce P. Haag
                                    Secretary
                              Eastman Kodak Company
                                343 State Street
                            Rochester, New York 14650
                                 (716) 724-4368
                (Name, address, including zip code, and telephone
               number, including area code, of agent for service)


   --------------------------------------------------------------------------
                         CALCULATION OF REGISTRATION FEE

                                Proposed Proposed
  Title of                             Maximum      Maximum
 Securities                           Offering     Aggregate     Amount of
    to be            Amount to be     Price Per    Offering    Registration
Registered(1)        Registered(2)    Share (3)      Price          Fee
-------------        -------------    ---------      -----     ------------
Common Stock             68,070        $46.09    $3,137,346.30    $785
par value $2.50
per share


(1) Pursuant to Rule 416(b) under the Securities Act of 1933, this registration statement covers such additional shares of Common Stock as may be issuable pursuant to anti-dilution provisions of the Plan.

(2) Inserted solely for the purpose of calculating the registration fee pursuant to Rule 457(h)(1).

(3) As instructed by Rule 457(h)(1) and estimated in accordance with Rule 457(c), based upon the average of the high and low prices for the Registrant's Common Stock on the New York Stock Exchange reported as of June 27, 2001.

                                     Part I

The information required by Part I will be included in the prospectus provided to participants in the Plan.



                                     Part II

                           INFORMATION REQUIRED IN THE
                             REGISTRATION STATEMENT

Item 3.  Incorporation of Certain Documents by Reference.

         The following documents which have been filed by Eastman Kodak Company (the "Registrant" or "Kodak") with the Securities and Exchange Commission are incorporated herein by reference:

         (a) The Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 and the Registrant's Amended Annual Report on Form 10-K/A filed pursuant to Section 13 of the Securities Exchange Act of 1934;

         (b) All other reports filed by the Registrant pursuant to Sections 13(a) and 15(d) of the Securities Exchange Act of 1934 since December 31, 2000, including specifically, but not limited to, the Registrant's Quarterly Report on Form 10-Q for the quarterly period ending March 31, 2001;

                        Description of Kodak Common Stock

         The following is a brief description of Kodak Common Stock.

         Dividend Rights

         Each share of Kodak common stock ranks equally with all other shares of Kodak common stock with respect to dividends. Dividends may be declared by the Board of Directors and paid by Kodak at such times as the Board of Directors determines, all pursuant to the provisions of the New Jersey Business Corporations Act.

         Voting Rights

         Each holder of Kodak common stock is entitled to one vote per share of such stock held. Kodak common stock does not have cumulative voting rights. Holders of Kodak common stock are entitled to vote on all matters requiring shareholder approval under New Jersey law and Kodak's Restated Certificate of Incorporation and By-Laws, and to elect the members of the Board of Directors. Directors are divided into three classes, each such class, as nearly as possible, having the same number of directors. At each annual meeting of the shareholders, the directors chosen to succeed those whose terms have then expired shall be identified as being of the same class as the directors they succeeded and shall be elected by the shareholders for a term expiring at the third succeeding annual meeting of shareholders.

Liquidation Rights

         Holders of Kodak common stock are entitled on liquidation to receive all assets which remain after payment to creditors and holders of preferred stock.

Preemptive Rights

         Holders of Kodak common stock are not entitled to preemptive rights. There are no provisions for redemption, conversion rights, sinking funds, or liability for further calls or assessments by Kodak with respect to Kodak common stock.

         All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents.

Item 4.  Description of Securities.

         Not Applicable.

Item 5.  Interests of Named Experts and Counsel.

         The legality of the securities being offered will be passed upon by Gary P. Van Graafeiland, Senior Vice President and General Counsel of Kodak. Mr. Van Graafeiland owns and has options to purchase Kodak Common Stock.

Item 6.  Indemnification of Directors and Officers.

         Section 14A:3-5 of the New Jersey Business Corporation Act empowers a corporation to indemnify its directors, officers and employees against expenses or liabilities in connection with any proceeding involving such persons by reason of their being such directors, officers or employees. Article 6 of Kodak's Restated Certificate of Incorporation and Article 8, Section 2 of Kodak's by-laws provide for indemnification, to the full extent permitted by law of Kodak's directors, officers and employees. In addition, Kodak maintains directors and officers liability insurance insuring its directors and officers against liabilities against which they can not be indemnified by Kodak.

Item 7.  Exemption from Registration Claimed.

         Not applicable.

Item 8.  Exhibits.

4-1      Ofoto 1999 Stock Incentive Plan*

5-1      Opinion of Gary P. Van Graafeiland
         as to the legality of the securities
         registered*

23-1     Consent of PricewaterhouseCoopers LLP,
         independent accountants*

23-2     Consent of Gary P. Van Graafeiland*

* Included with this filing.


Item 9.  Undertakings.

         (a)      The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Indemnification of Certain Persons

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 of the Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rochester, State of New York, on July 2, 2001.

                                       EASTMAN KODAK COMPANY


                                       By:/s/Daniel A. Carp
                                          --------------------------------------
                                          Daniel A. Carp, Chairman of the Board
                                          and Chief Executive Officer


KNOWN ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby severally constitutes and appoints Gary P. Van Graafeiland, Joyce
P. Haag and Laurence L. Hickey and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to the Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the foregoing, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each said attorneys-in-fact and agents or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


  /s/ Daniel A. Carp            Director and Chief              July 2, 2001
--------------------------      Executive Officer
      Daniel A. Carp            (Principal Executive Officer)



  /s/ Robert H. Brust           Executive Vice President        July 2, 2001
--------------------------      and Chief Financial Officer
      Robert H. Brust           (Principal Financial Officer)



  /s/ Robert P. Rozek           Controller                      July 2, 2001
--------------------------      (Principal Accounting
      Robert P. Rozek           Officer)

  /s/ Richard S. Braddock             Director                   July 2, 2001
--------------------------
    Richard S. Braddock



  /s/ William W. Bradley              Director                  July 2, 2001
--------------------------
    William W. Bradley



  /s/ Martha Layne Collins            Director                  July 2, 2001
--------------------------
   Martha Layne Collins



  /s/ Alice F. Emerson                Director                  July 2, 2001
--------------------------
     Alice F. Emerson



  /s/ Paul E. Gray                    Director                  July 2, 2001
--------------------------
       Paul E. Gray



  /s/ Durk I. Jager                   Director                  July 2, 2001
--------------------------
       Durk I. Jager



  /s/ Debra L. Lee                    Director                  July 2, 2001
--------------------------
       Debra L. Lee



  /s/ Hector de J. Ruiz               Director                  July 2, 2001
--------------------------
     Hector de J. Ruiz


  /s/ Laura D'Andrea Tyson            Director                  July 2, 2001
--------------------------
   Laura D'Andrea Tyson



  /s/ Richard A. Zimmerman            Director                  July 2, 2001
--------------------------
   Richard A. Zimmerman

                                  EXHIBIT INDEX

Exhibit No.                    Description                        Location
----------                     -----------                        --------

4-1              Ofoto 1999 Stock Incentive Plan               Filed herewith


5-1              Opinion of Gary P. Van Graafeiland            Filed herewith
                 as to the legality of the securities
                 registered

23-1             Consent of PricewaterhouseCoopers LLP,        Filed herewith
                 independent accountants

23-2             Consent of Gary P. Van Graafeiland            Included in
                                                               Exhibit 5-1 to
                                                               this Registration
                                                               Statement